Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139864 on Form S-3 of our report dated March 5, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle) relating to the consolidated financial statements of America First Tax Exempt Investors, L.P. and subsidiaries, appearing in this Annual Report on Form 10-K of America First Tax Exempt Investors, L.P. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 5, 2007